Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
rebecca@bergmanmack.com
ESS TECHNOLOGY REPORTS FOURTH QUARTER

AND FISCAL 2007 RESULTS
     FREMONT, Calif., February 26, 2008—ESS Technology (Nasdaq: ESST) today reported net revenues for the fourth quarter of 2007 of $15.7 million compared to $21.3 million for the same period last year and compared to $17.7 million in the third quarter of 2007. GAAP net loss for the fourth quarter of 2007 was $0.7 million or ($0.02) per diluted share, compared to the fourth quarter of 2006 GAAP net loss of $10.4 million, or ($0.28) per diluted share. For the third quarter of 2007, GAAP net loss was $0.1 million, or ($0.00) per diluted share. Non-GAAP net income for the fourth quarter of 2007 was $24 thousand, or $0.00 per diluted share, compared to the fourth quarter of 2006 non-GAAP net loss of $7.3 million, or ($0.19) per diluted share. For the third quarter of 2007, non-GAAP net income was $0.6 million, or $0.02 per diluted share. Non-GAAP net income/loss excludes write-down of investment, stock option expenses under SFAS No. 123(R), and interest expense accrued on uncertain tax balances under FIN No. 48.
     Revenues for the year ended December 31, 2007 were $68.3 million with a GAAP net income of $0.09 per diluted share compared to $100.5 million in revenues for the year ended December 31, 2006 and a GAAP net loss of ($1.14) per diluted share.
     Robert Blair, president and CEO of ESS Technology commented, “Other than revenue numbers which were slightly below street guidance, the fourth quarter financial results came in

ESS Reports
Fourth Quarter 2007 Results

as expected and as planned, our gross margins continued to increase as we have now completed our transition out of the lower margin DVD business.”
     Mr. Blair continued, “I also recognize that the biggest event for ESS’s investors may be our entry into the merger agreement with Imperium Partners. The Strategic Transaction Committee, comprised of outside independent board members, spent many months evaluating the company’s strategic options and speaking with over 70 interested parties. The transaction that was announced last week was the culmination of those efforts and I thank all the members of the Strategic Committee and their advisors for their dedication and efforts.”
     “I’m sure that you’ve seen with interest the press release, the merger agreement itself and our other public filings about the transaction. However, the conference call this afternoon will focus on the Company’s results of operations and the coming quarter and we will not be speaking about the Imperium transaction. As you’re aware, ESS plans a registration statement/proxy statement in connection with the Imperium transaction. This anticipated document will provide information about the background of the transaction and detailed information about the transaction itself. I ask you to hold your questions about the transaction until after we make that filing, as there will be ample opportunity after the filing,” Mr. Blair concluded.
First Quarter 2008 Guidance
     For the upcoming quarter ended March 31, 2008, we are projecting revenues of $13-15 million, with non-GAAP gross margins in the 33%-36% range. We expect R&D expenses of 16%-18% of revenues and SG&A expenses of 29%-33% of revenues, and additional costs totaling approximately 1 % of revenue for the SFAS 123(R) stock option expensing rules. Overall, we expect GAAP net loss per diluted share of ($0.06) — ($0.04) and non-GAAP net loss per diluted share of ($0.04 — ($0.01).
     Non-GAAP net loss excludes stock option expenses under SFAS No. 123(R) and interest expense accrued on uncertain tax balances under FIN No. 48.
Earnings Conference Call
ESS Technology, Inc. has scheduled a conference call beginning 2:00 p.m. PST / 5:00 p.m. EST, February 26, 2008, to discuss its fourth quarter 2007 results. Investors are invited to listen to a live web cast of the conference call at http://www.prnewswire.com/ (Upcoming Conference Calls). A replay of the web cast will also be available at http://www.prnewswire.com/ or by telephone at (800) 642-1687 (U.S./Canada) / (706) 645-9291 (International), Reservation #36431269 beginning at 6:00 p.m. PST / 9:00 p.m. EST, February 26, 2008.

ESS Reports
Fourth Quarter 2007 Results

About ESS Technology
     ESS Technology, Inc. designs and markets high-performance digital video and audio processors for the consumer market.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq Global Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.
(ATTACHMENTS: Condensed Consolidated Summary Financial Statements)
The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the possible deterioration of revenues associated with our restructuring efforts, the possible sale or close of additional assets or businesses and the impact of such transactions, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, continued growth in demand for consumer electronics products, the timely availability and acceptance of ESS’ products, the uncertainty associated with the condition to closing of our merger transaction with Imperium Partners, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Examples of forward-looking statements include statements regarding ESS’ future financial results, specifically statements regarding improvement in the coming quarters of the Company’s gross margins and profitability due to any new products, operating results, business strategies, projected costs, projected gross margins, projected profitability, products, competitive positions, management’s plans and objectives for future operations, and industry trends. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “will”, “expect”, “anticipate”, “believe”, “continue”, “plan”, “should”, other comparable terminology or the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	December 31,	December 31,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$43,110	$33,731
Short-term investments	6,837	10,264
Accounts and other receivables, net	5,885	10,343
Inventory	7,210	8,278
Prepaid expenses and other assets	823	1,764

Total current assets	63,865	64,380

Property, plant and equipment, net	12,609	16,996
Non-current deferred tax asset	5,874	—
Investments and other assets	9,025	9,052

Total assets	$91,373	$90,428

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$7,928	$20,404
Income taxes payable and deferred income taxes	19	23,001

Total current liabilities	7,947	43,405

Non-current deferred tax liabilities	35,661	—

Total liabilities	43,608	43,405

Shareholders’ Equity:
Common stock	176,459	175,528
Accumulated other comprehensive income	845	86

Accumulated deficit	(129,539)	(128,591)

Total shareholders’ equity	47,765	47,023

Total liabilities and shareholders’ equity	$91,373	$90,428

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net revenues	$15,696	$21,319	$68,331	$100,465
Cost of revenues	8,865	17,544	42,597	97,640

Gross profit	6,831	3,775	25,734	2,825

Operating expenses:
Research and development	2,655	7,815	12,550	36,044
Selling, general and administrative	4,572	4,955	18,211	27,566
Impairment of property, plant and equipment	—	—	859	—
Gain on sale of technology and tangible assets	—	—	(10,481)	—

Operating income (loss)	(396)	(8,995)	4,595	(60,785)

Non-operating income (loss), net	629	(2,516)	1,663	(652)

Net income (loss) before income taxes	233	(11,511)	6,258	(61,437)
Provision for (benefit from) income taxes	956	(1,078)	3,136	(17,343)

Net income (loss)	$(723)	$(10,433)	$3,122	$(44,094)

Net income (loss) per share -basic and diluted	$(0.02)	$(0.28)	$0.09	$(1.14)

Shares used in per share calculation -
Basic and diluted	35,540	37,450	35,527	38,723

Non-GAAP Measures
To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP). We use non-GAAP measures of net income and income per share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.
Non-GAAP Net Income
Non-GAAP net income excludes write-down of investment, stock compensation expenses under SFAS No. 123(R), interest expense included in our provision (benefit) for income taxes and their related tax effects. Management believes that the non-GAAP net income measure is useful information to investors because it provides our investors with a means to conduct a meaningful, consistent comparison to our prior periods’ results and to our investors’ expectations for GAAP net income (loss). Given the significant effect of the non-GAAP adjustments, we believe that non-GAAP net income is a useful means to demonstrate the sustainability of our performance in a manner not affected by unusual events and charges required by GAAP accounting. We use non-GAAP net income to conduct and evaluate our business. It is the primary means for us to assess on-going operating performance and to set future operating performance expectations. The economic substance behind our decision to use non-GAAP net income is that the adjustments to net loss, which did not reflect the on-going sustainability of performance, had the effect of reducing net loss by approximately $0.7 million and $3.1 million for the three months ended December 31, 2007 and 2006, respectively. Despite the importance of this measure to management in goal-setting and performance measurement, we stress that non-GAAP net income is a non-GAAP financial measure that has no standardized meaning defined by GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definitions, non-GAAP net income (unlike GAAP net income) may not be comparable with the calculation of similar measures of other companies. Non-GAAP net income is presented solely to enable investors to more fully understand how management assesses the performance of our company. We compensate for these limitations by providing full disclosure of the net earnings (loss) on a basis prepared in conformance with GAAP to enable investors to consider net earnings (loss) determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate.
Non-GAAP Net Income Per Share
Non-GAAP net income excludes write-down of investment, stock compensation expenses under SFAS No. 123(R), interest expense included in our provision (benefit) for income taxes and their related tax effects. Management believes that the non-GAAP net income per share measure is useful information to investors because it provides a basis for investors to compare the performance of our operations to prior periods’ results and to their expectations for performance. It also provides a useful means for investors to evaluate the profitability and sustainability of on-going operations. Given the market’s focus on earnings (loss) per share and adjusted earnings (loss) per share measures, by providing adjusted earnings (loss) per share measurement and showing the components thereof, we seek to eliminate confusion in the marketplace and to provide a consistent means for evaluation of performance. We use non-GAAP net income per share to conduct and evaluate our business by comparing the measure to prior periods using a consistent method of calculation. We review non-GAAP net income per share as a primary indicator of the profitability and sustainability of the underlying business, and we use the measure to compare performance to the objectives identified for the business during our budget process. Our budget process includes only revenue and expenses relating to the on-going business operations, in an effort to better manage the on-going operations in a meaningful manner. The economic substance behind our decision to use non-GAAP net income per share is that without it, the significance of the adjustments during these periods may make it difficult for an investor to assess the on-going performance of the operations of our business. A material limitation associated with the use of this measure as compared to the GAAP measure of net loss per share is that it is a non-GAAP measure which is adjusted for the after tax effect of write-down of investment, stock compensation expenses under SFAS No. 123(R), interest expense included in our provision (benefit) for income taxes, and, as such, has no standardized measurement prescribed by GAAP and accordingly has limits in its usefulness to investors. Non-GAAP net income (loss) per share may not be comparable with the calculation of non-GAAP income (loss) per share for other companies. We compensate for these limitations when using non-GAAP net income (loss) per share by providing full disclosure of the earnings (loss) per share measurement on GAAP basis in the financial statements and related commentary in our quarterly release which investors can use to appropriately consider earnings (loss) per share determined under GAAP as well as on an adjusted basis.

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)
(unaudited)
(in thousands)

	Three months ended
	December 31,	December 31,	September 30,
	2007	2006	2007
Net loss — GAAP basis	$(723)	$(10,433)	$(94)
Reconciling items:
Write-down of investment	—	3,000	—
Stock-based compensation:
Cost of revenues	8	34	5
Research and development	78	54	90
Selling, general and administrative expense	66	63	67
Impairment of property, plant and equipment	—	—	—
Gain on sale of technology and tangible assets	—	—	—
Interest on tax payable	595	—	558

Net income (loss) — Non-GAAP	$24	$(7,282)	$626

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) PER SHARE TO NON-GAAP NET INCOME (LOSS) PER SHARE
(unaudited)
(in dollars)

	Three months ended
	December 31,	December 31,	September 30,
	2007	2006	2007
Basic and Diluted:
GAAP basic and diluted net income loss per share	$(0.02)	$(0.28)	$(0.00)
Reconciling items:
Write-down of investment	—	0.08	—
Stock-based compensation:
Cost of revenues	—	—	—
Research and development	—	—	—
Selling, general and administrative expense	—	0.01	—
Gain on sale of technology and tangible assets	—	—	—
Interest on tax payable	0.02	—	0.02

Non-GAAP basic and diluted net income (loss) per share	$0.00	$(0.19)	$0.02